SUPPLEMENTAL OPERATING & FINANCIAL DATA Q4 2022 An S&P 500 company S&P 500 Dividend Aristocrats® index member Exhibit 99.2

Q4 2022 Supplemental Operating & Financial Data 2 Table of Contents Corporate Overview 3 Financial Summary Consolidated Statements of Income 4 Funds From Operations (FFO) and Normalized Funds From Operations (Normalized FFO) 5 Adjusted Funds From Operations (AFFO) 6 Consolidated Balance Sheets 7 Debt Summary 8 Senior Unsecured Notes and Bonds 9 Debt Maturities 10 Capitalization & Financial Ratios 11 Adjusted EBITDAre & Coverage Ratios 12 Debt Covenants 13 Transaction Summary Investment Summary 14 Disposition Summary 15 Development Pipeline 16 Real Estate Portfolio Summary Client Diversification 17 Top 10 Industries 18 Industry Diversification 19 Geographic Diversification 21 Property Type Composition 22 Same Store Rental Revenue 23 Leasing Data Occupancy 25 Leasing Activity 26 Lease Expirations 27 Earnings Guidance 28 Analyst Coverage 29 Glossary 30 This Supplemental Operating & Financial Data should be read in connection with the company's earnings press release for the three months and year ended December 31, 2022 (included as Exhibit 99.1 of the company's Current Report on Form 8-K, filed on February 21, 2023) as certain disclosures, definitions, and reconciliations in such announcement have not been included in this Supplemental Operating & Financial Data. Realty Income is not affiliated or associated with, is not endorsed by, does not endorse, and is not sponsored by or a sponsor of the clients or of their products or services pictured or mentioned. The names, logos, and all related product and service names, design marks, and slogans are the trademarks or service marks of their respective companies.

Corporate Overview

REALTY INCOME
The Monthly Dividend Company®

Corporate Profile

Realty Income, The Monthly Dividend Company®, is an S&P 500 company and member of the S&P 500 Dividend Aristocrats® index. We invest in people and places to deliver dependable monthly dividends that increase over time. For over 54 years, we have been acquiring and managing freestanding commercial real estate that generates rental revenue under long-term net lease agreements and supports our monthly dividend.

Portfolio Overview

At December 31, 2022, we owned or held interests in 12,237 properties, with approximately 236.8 million square feet of leasable space. Our properties are leased to 1,240 different clients doing business in 84 industries. Approximately 81.9% of our total portfolio annualized contractual rent[1] was generated from retail properties, 13.3% from industrial properties, 2.9% from gaming property, and the remaining 1.9% from other property types. Our physical occupancy as of December 31, 2022 was 99.0%, with a weighted average remaining lease term of approximately 9.5 years. Total portfolio annualized contractual rent on our leases as of December 31, 2022 was $3.41 billion[2].

Common Stock

Our common stock is traded on the New York Stock Exchange under the symbol "O" (Market value and total market capitalization in thousands).

		December 31, 2022
Closing price [1]	$	63.43
Shares and units outstanding		662,095,362
Market value of common equity	$	41,996,708
Total market capitalization	$	59,932,247

[1] Closing price as of December 30, 2022.

Transfer Agent

Computershare
Phone: (877) 218-2434
Website: www.computershare.com

One Team Senior Management

Neil M. Abraham, EVP, Chief Strategy Officer, Realty Income International - President
Michelle Bushore, EVP, Chief Legal Officer, General Counsel and Secretary
Mark E. Hagan, EVP, Chief Investment Officer
Shannon Kehle, EVP, Chief People Officer
Christie B. Kelly, EVP, Chief Financial Officer and Treasurer
Sumit Roy, President & Chief Executive Officer
Gregory J. Whyte, EVP, Chief Operating Officer

Credit Ratings

	Senior Unsecured	Outlook	Commercial Paper
Moody's	A3	Stable	P-2
Standard & Poor's	A-	Stable	A-2

Dividend Information as of February 2023

- Current annualized dividend of $3.054 per share
- Compound average annual dividend growth rate of approximately 4.4%
- 632 consecutive monthly dividends declared
- 101 consecutive quarterly dividend increases

Corporate Headquarters

11995 El Camino Real
San Diego, CA 92130
Phone: +1 (858) 284-5000
Website: www.realtyincome.com

Phoenix Office

2325 E. Camelback Rd, 9th Floor
Phoenix, AZ 85016
Phone: +1 (602) 778-6000

London Office

19 Wells Street
London, United Kingdom W1T 3PQ
Phone: +44 (20) 3931 6858

(1) Total portfolio annualized contractual rent is a supplemental operating measure. Please see the Glossary for our definition and an explanation of how we utilize this metric.

(2) Total portfolio annualized contractual rent includes 1.4% of rent from clients accounted for on a cash basis.

Q4 2022 Supplemental Operating & Financial Data 3

Consolidated Statements of Income (in thousands, except per share amounts) (unaudited)

REALTY INCOME
The Monthly Dividend Company®

	Three Months Ended December 31, 2022	Three Months Ended December 31, 2021	Years Ended December 31, 2022	Years Ended December 31, 2021
REVENUE				
Rental (including reimbursable) [(1)]	$ 873,346	$ 679,000	$ 3,299,657	$ 2,064,958
Other	15,304	6,019	44,024	15,505
Total revenue	888,650	685,019	3,343,681	2,080,463
EXPENSES				
Depreciation and amortization	438,174	333,229	1,670,389	897,835
Interest	131,290	100,739	465,223	323,644
Property (including reimbursable)	69,089	43,710	226,330	133,605
General and administrative	37,525	30,522	138,459	96,980
Provisions for impairment	9,481	7,990	25,860	38,967
Merger and integration-related costs	903	137,332	13,897	167,413
Total expenses	686,462	653,522	2,540,158	1,658,444
Gain on sales of real estate	9,346	20,402	102,957	55,798
Foreign currency and derivative (loss) gain, net	2,692	1,880	(13,311)	710
Gain (loss) on extinguishment of debt	—	(46,722)	367	(97,178)
Equity in income and impairment of investment in unconsolidated entities	(113)	1,106	(6,448)	1,106
Other income, net [(2)]	23,604	6,432	30,511	9,949
Income before income taxes	237,717	14,595	917,599	392,404
Income taxes	(9,381)	(10,128)	(45,183)	(31,657)
Net income	228,336	4,467	872,416	360,747
Net income attributable to noncontrolling interests	(1,071)	(426)	(3,008)	(1,291)
Net income available to common stockholders	$ 227,265	$ 4,041	$ 869,408	$ 359,456
Net income available to common stockholders per common share, basic and diluted	$ 0.36	$ 0.01	$ 1.42	$ 0.87

[(1)] Includes rental revenue (reimbursable) of $55.6 million and $35.7 million for the three months ended December 31, 2022 and December 31, 2021, respectively, and $184.7 million and $104.9 million for the year ended December 31, 2022 and December 31, 2021, respectively. Additionally, we recorded reserves to rental revenue of $14.9 million (of which $2.6 million was related to straight-line rent receivables) for three months ended December 31, 2022 and $0.8 million of reserves to rental revenue, net of reserve reversals, (of which $5.6 million was related to straight-line rent receivables) for the three months ended December 31, 2021. Unless otherwise specified, references to rental revenue in this document are exclusive of reimbursements from clients for recoverable real estate taxes and operating expenses. For the year ended December 31, 2022, we recorded reserves to rental revenue of $4.0 million (of which $1.7 million was related to straight-line rent receivables), and $14.7 million of reserve to rental revenue (of which $4.5 million was related to straight-line rent receivables) for the year ended December 31, 2021.

[(2)] The three months and years ended December 31, 2022 and 2021 include gains on insurance proceeds from recoveries on property losses in excess of our carrying value.

Q4 2022 Supplemental Operating & Financial Data 4

FFO and Normalized FFO [1] (in thousands, except per share and share count data)

REALTY INCOME
The Monthly Dividend Company®

The following is a reconciliation of net income available to common stockholders (which we believe is the most comparable GAAP measure) to FFO and Normalized FFO. Also presented is information regarding distributions paid to common stockholders and the weighted average number of common shares used for the basic and diluted FFO and Normalized FFO per share computations.

	Three Months Ended December 31, 2022	Three Months Ended December 31, 2021	Years ended December 31, 2022	Years ended December 31, 2021
Net income available to common stockholders	$ 227,265	$ 4,041	$ 869,408	$ 359,456
Depreciation and amortization	438,174	333,229	1,670,389	897,835
Depreciation of furniture, fixtures and equipment	(536)	(352)	(2,014)	(1,026)
Provisions for impairment	9,481	7,990	25,860	38,967
Gain on sales of real estate	(9,346)	(20,402)	(102,957)	(55,798)
Proportionate share of adjustments for unconsolidated entities	—	1,931	12,812	1,931
FFO adjustments allocable to noncontrolling interests	(530)	(274)	(1,605)	(785)
FFO available to common stockholders	$ 664,508	$ 326,163	$ 2,471,893	$ 1,240,580
FFO allocable to dilutive noncontrolling interests	1,410	—	3,979	—
Diluted FFO	$ 665,918	$ 326,163	$ 2,475,872	$ 1,240,580
FFO available to common stockholders	$ 664,508	$ 326,163	$ 2,471,893	$ 1,240,580
Merger and integration-related costs	903	137,332	13,897	167,413
Normalized FFO available to common stockholders	$ 665,411	$ 463,495	$ 2,485,790	$ 1,407,993
Normalized FFO allocable to dilutive noncontrolling interests	1,410	—	3,979	1,642
Diluted Normalized FFO	$ 666,821	$ 463,495	$ 2,489,769	$ 1,409,635
FFO per common share, basic and diluted	$ 1.05	$ 0.63	$ 4.04	$ 2.99
Normalized FFO per common share				
Basic	$ 1.05	$ 0.89	$ 4.06	$ 3.40
Diluted	$ 1.05	$ 0.89	$ 4.06	$ 3.39
Distributions paid to common stockholders	$ 470,737	$ 371,179	$ 1,813,432	$ 1,169,026
FFO available to common stockholders in excess (deficit) of distributions paid to common stockholders	$ 193,771	$ (45,016)	$ 658,461	$ 71,554
Normalized FFO available to common stockholders in excess of distributions paid to common stockholders	$ 194,674	$ 92,316	$ 672,358	$ 238,967
Weighted average number of common shares used for FFO				
Basic	633,373,847	519,116,544	611,765,815	414,535,283
Diluted	635,637,335	519,438,347	613,472,663	414,769,846
Weighted average number of common shares used for Normalized FFO				
Basic	633,373,847	519,116,544	611,765,815	414,535,283
Diluted	635,637,335	519,438,347	613,472,663	415,270,063

[1] FFO and Normalized FFO are non-GAAP financial measures. Please see the Glossary for our definitions of these terms and an explanation of how we utilize these metrics.

Q4 2022 Supplemental Operating & Financial Data 5

AFFO [1]

(in thousands, except per share and share count data)

REALTY INCOME
The Monthly Dividend Company®

The following is a reconciliation of net income available to common stockholders (which we believe is the most comparable GAAP measure) to Normalized FFO and AFFO. Also presented is information regarding distributions paid to common stockholders and the weighted average number of common shares used for the basic and diluted AFFO per share computations.

	Three Months Ended December 31,		Years ended December 31,	
	2022	2021	2022	2021
Net income available to common stockholders	$ 227,265	$ 4,041	$ 869,408	$ 359,456
Cumulative adjustments to calculate Normalized FFO [2]	438,146	459,454	1,616,382	1,048,537
Normalized FFO available to common stockholders	665,411	463,495	2,485,790	1,407,993
(Gain) loss on extinguishment of debt	—	46,722	(367)	97,178
Amortization of share-based compensation	4,875	3,750	21,617	16,234
Amortization of net debt premiums and deferred financing costs	(16,378)	(10,466)	(67,150)	(6,182)
Non-cash (gain) loss on interest rate swaps	(1,463)	726	718	2,905
Straight-line impact of cash settlement on interest rate swaps [3]	1,558	—	1,558	—
Leasing costs and commissions	(1,383)	(4,175)	(5,236)	(6,201)
Recurring capital expenditures	(128)	(787)	(587)	(1,202)
Straight-line rent and expenses, net	(35,248)	(25,082)	(120,252)	(61,350)
Amortization of above and below-market leases, net	15,777	14,424	63,243	37,970
Proportionate share of adjustments for unconsolidated entities	—	(1,948)	(4,239)	(1,948)
Other adjustments[4]	946	(612)	26,264	3,356
AFFO available to common stockholders	$ 633,967	$ 486,047	$ 2,401,359	$ 1,488,753
AFFO allocable to dilutive noncontrolling interests	1,420	—	4,033	1,619
Diluted AFFO	$ 635,387	$ 486,047	$ 2,405,392	$ 1,490,372
AFFO per common share				
Basic	$ 1.00	$ 0.94	$ 3.93	$ 3.59
Diluted	$ 1.00	$ 0.94	$ 3.92	$ 3.59
Distributions paid to common stockholders	$ 470,737	$ 371,179	$ 1,813,432	$ 1,169,026
AFFO available to common stockholders in excess of distributions paid to common stockholders	$ 163,230	$ 114,868	$ 587,927	$ 319,727
Weighted average number of common shares used for AFFO:				
Basic	633,373,847	519,116,544	611,765,815	414,535,283
Diluted	635,637,335	519,438,347	613,472,663	415,270,063

[1] AFFO is a non-GAAP financial measure. Please see the Glossary for our definition and an explanation of how we utilize this metric.

[2] See reconciling items for Normalized FFO presented on page 5 under "FFO and Normalized FFO."

[3] Represents the straight-line amortization of $72.0 million gain realized upon the termination of $500.0 million in notional interest rate swaps, over the term of the $750.0 million of 5.625% senior unsecured notes due October 13, 2032.

[4] Includes adjustments allocable to noncontrolling interests, obligations related to financing lease liabilities, mark-to-market adjustments on investments and derivatives that do not qualify for hedge accounting, foreign currency gain and loss as a result of intercompany debt and remeasurement transactions and straight-line payments from cross-currency swaps.

Q4 2022 Supplemental Operating & Financial Data 6

Q4 2022 Supplemental Operating & Financial Data 7 Consolidated Balance Sheets (in thousands, except per share and share count data) (unaudited) December 31, 2022 December 31, 2021 ASSETS Real estate held for investment, at cost: Land $ 12,948,835 $ 10,753,750 Buildings and improvements 29,707,751 25,155,178 Total real estate held for investment, at cost 42,656,586 35,908,928 Less accumulated depreciation and amortization (4,904,165) (3,949,798) Real estate held for investment, net 37,752,421 31,959,130 Real estate and lease intangibles held for sale, net 29,535 30,470 Cash and cash equivalents 171,102 258,579 Accounts receivable, net 567,963 426,768 Lease intangible assets, net 5,168,366 5,275,304 Goodwill 3,731,478 3,676,705 Investment in unconsolidated entities — 140,967 Other assets, net 2,252,227 1,369,579 Total assets $ 49,673,092 $ 43,137,502 LIABILITIES AND EQUITY Distributions payable $ 165,710 $ 146,919 Accounts payable and accrued expenses 399,137 351,128 Lease intangible liabilities, net 1,379,436 1,308,221 Other liabilities 774,787 759,197 Line of credit payable and commercial paper 2,729,040 1,551,376 Term loan, net 249,755 249,557 Mortgages payable, net 853,925 1,141,995 Notes payable, net 14,278,013 12,499,709 Total liabilities 20,829,803 18,008,102 Stockholders’ equity: Common stock and paid in capital, par value $0.01 per share, 1,300,000,000 and 740,200,000 shares authorized, 660,300,195 and 591,261,991 shares issued and outstanding as of December 31, 2022 and 2021, respectively 34,159,509 29,578,212 Distributions in excess of net income (5,493,193) (4,530,571) Accumulated other comprehensive income 46,833 4,933 Total stockholders’ equity 28,713,149 25,052,574 Noncontrolling interests 130,140 76,826 Total equity 28,843,289 25,129,400 Total liabilities and equity $ 49,673,092 $ 43,137,502

Debt Summary as of December 31, 2022 (dollars in thousands)

REALTY INCOME
The Monthly Dividend Company®

	Maturity Dates	Carrying Value (USD)		% of Debt	Interest Rate	Weighted Average Years Until Maturity
Credit Facility and Commercial Paper [1]						
Credit Facility [2]	June 26, 2026	$ 2,027,240		11.3 %	2.63 %	3.5 years
Commercial Paper	Various [3]	701,800		3.9 %	3.41 %	0.1 years
	Carrying value	2,729,040		15.2 %	2.83 % [4]	2.6 years
Unsecured Term Loan						
Term Loan [5]	March 24, 2024	250,000		1.4 %	3.83 %	1.2 years
Deferred financing costs		(245)				
	Carrying value	249,755				
Senior Unsecured Notes and Bonds [6]						
29 series of senior unsecured notes and bonds	February 2024 - March 2047	14,114,156		78.7 %	3.37 % [4]	7.2 years
Unamortized net premiums and deferred financing costs		163,857				
	Carrying value	14,278,013				
Mortgages Payable						
18 mortgages on 136 properties	May 2023 - August 2030	842,343	[7]	4.7 %	4.80 % [4]	1.4 years
Unamortized net premiums and deferred financing costs		11,582				
	Carrying value	853,925				
	Total Consolidated Debt Principal	**$ 17,935,539**	[8]		**3.36 %** [4]	**6.2 years**
	Fixed Rate	**$ 15,206,499**		**85 %**		
	Variable Rate	**$ 2,729,040**		**15 %**		

[1] We have a $4.25 billion unsecured revolving credit facility (excluding an accordion feature subject to lender commitments which provided for an additional $1.0 billion in borrowings) bearing interest at different benchmark rates based on the currency of the borrowings, with a maturity date in June 2026. In addition, we have a U.S. dollar-denominated unsecured commercial paper program, under which we may issue unsecured commercial paper notes up to a maximum aggregate amount outstanding of $1.5 billion, and a Euro-denominated unsecured commercial paper program, which permits us to issue additional unsecured commercial notes up to a maximum aggregate amount of $1.5 billion (or foreign currency equivalent) in U.S. dollars or other foreign currencies. We use our unsecured revolving credit facility as a liquidity backstop for the repayment of the notes issued under these programs.

[2] As of December 31, 2022, we had $2.0 billion of outstanding borrowings under our revolving credit facility, comprised of €1.8 billion Euro and £70.0 million Sterling borrowings.

[3] As of December 31, 2022, we had $701.8 million in commercial paper borrowings, including €361.0 million of Euro-denominated borrowings, which matured between January 2023 and February 2023.

[4] The totals are calculated as the weighted average interest rate as of December 31, 2022 for each respective category.

[5] In connection with entering into our new unsecured credit facility in April 2022, the previous LIBOR benchmark rate was replaced with daily SOFR, as the associated interest rate swap was also converted to SOFR, effectively fixing the interest rate at 3.83%. Excludes our January 2023 $1.0 billion multicurrency unsecured term loan maturing in January 2024, which includes two 12-month maturity extensions that can be exercised at the company's option.

[6] See page 9 for detail by issuance for senior unsecured notes and bonds.

[7] Includes (in U.S. dollars) a Sterling-denominated mortgage payable of £30.7 million converted at the applicable exchange rate on December 31, 2022.

[8] Total consolidated debt excludes non-cash unamortized net premiums recorded on the senior unsecured notes and bonds, non-cash unamortized net premiums recorded on the mortgages payable, and deferred financing costs on the term loan, notes and bonds, and mortgages payable.

Q4 2022 Supplemental Operating & Financial Data 8

Senior Unsecured Notes and Bonds (dollars in thousands)

REALTY INCOME
The Monthly Dividend Company®

	Maturity Dates	Principal Amount (Currency Denomination)		Principal Balance (USD) as of December 31, 2022		% of Debt	Interest Rate
4.600% Notes due 2024	February 6, 2024	$	499,999	$	499,999	2.8 %	4.60 %
3.875% Notes due 2024	July 15, 2024	$	350,000		350,000	2.0 %	3.88 %
3.875% Notes due 2025	April 15, 2025	$	500,000		500,000	2.8 %	3.88 %
4.625% Notes due 2025	November 1, 2025	$	549,997		549,997	3.1 %	4.63 %
0.750% Notes due 2026	March 15, 2026	$	325,000		325,000	1.8 %	0.75 %
4.875% Notes due 2026	June 1, 2026	$	599,997		599,997	3.3 %	4.88 %
4.125% Notes due 2026	October 15, 2026	$	650,000		650,000	3.6 %	4.13 %
1.875% Notes due 2027	January 14, 2027	£	250,000		301,225	1.7 %	1.88 %
3.000% Notes due 2027	January 15, 2027	$	600,000		600,000	3.3 %	3.00 %
1.125% Notes due 2027	July 13, 2027	£	400,000		481,960	2.7 %	1.13 %
3.950% Notes due 2027	August 15, 2027	$	599,873		599,873	3.3 %	3.95 %
3.650% Notes due 2028	January 15, 2028	$	550,000		550,000	3.1 %	3.65 %
3.400% Notes due 2028	January 15, 2028	$	599,816		599,816	3.3 %	3.40 %
2.200% Notes due 2028	June 15, 2028	$	499,959		499,959	2.8 %	2.20 %
3.250% Notes due 2029	June 15, 2029	$	500,000		500,000	2.8 %	3.25 %
3.100% Notes due 2029	December 15, 2029	$	599,291		599,291	3.3 %	3.10 %
3.160% Notes Due 2030	June 30, 2030	£	140,000		168,686	0.9 %	3.16 %
1.625% Notes due 2030	December 15, 2030	£	400,000		481,960	2.7 %	1.63 %
3.250% Notes due 2031	January 15, 2031	$	950,000		950,000	5.3 %	3.25 %
3.180% Notes due 2032	June 30, 2032	£	345,000		415,691	2.3 %	3.18 %
5.625% Notes due 2032 [(1)]	October 13, 2032	$	750,000		750,000	4.2 %	5.63 %
2.850% Notes due 2032	December 15, 2032	$	699,655		699,655	3.9 %	2.85 %
1.800% Notes due 2033	March 15, 2033	$	400,000		400,000	2.2 %	1.80 %
1.750% Notes due 2033	July 13, 2033	£	350,000		421,715	2.4 %	1.75 %
2.730% Notes due 2034	May 20, 2034	£	315,000		379,544	2.1 %	2.73 %
5.875% Bonds due 2035	March 15, 2035	$	250,000		250,000	1.4 %	5.88 %
3.390% Notes due 2037	June 30, 2037	£	115,000		138,563	0.8 %	3.39 %
2.500% Notes due 2042	January 14, 2042	£	250,000		301,225	1.7 %	2.50 %
4.650% Notes due 2047	March 15, 2047	$	550,000		550,000	3.1 %	4.65 %
			Principal amount [(2)]	$	14,114,156	78.7 %	3.37 %

(1) In connection with the issuance of the 5.625% senior unsecured notes due October 2032, we executed a $600 million U.S. Dollar-to-Euro 10-year cross currency swap, resulting in the receipt of approximately €612 million in proceeds and an effective fixed-rate, Euro-denominated semi-annual yield to maturity of approximately 4.7%. Additionally, we terminated forward interest rate swaps totaling $500 million in notional value previously entered into, realizing a cash settlement gain of approximately $72 million to be amortized over the 10-year period. Giving effect to these contemporaneous transactions, we recognized an effective semi-annual yield to maturity of approximately 3.93% on the overall transaction, including the amortization of the cash settlement gain noted above.

(2) Excludes non-cash unamortized net premiums recorded and deferred financing cost, and our January 2023 issuances of $500 million of senior unsecured notes due January 2026, which are callable at par on January 13, 2024, and $600 million of senior unsecured notes due March 2030, which are callable at par on January 15, 2030.

Q4 2022 Supplemental Operating & Financial Data 9

Debt Maturities as of December 31, 2022 (dollars in millions)

REALTY INCOME
The Monthly Dividend Company®

Principal Due		Credit Facility and Commercial Paper (1)		Term Loan (2)		Mortgages Payable		Senior Unsecured Notes and Bonds (3)		Total	Weighted Average Expiring Interest Rate (4)
2023	$	701.8	$	—	$	22.0	$	—	$	723.8	4.44 %
2024		—		250.0		740.5		850.0		1,840.5	4.48 %
2025		—		—		42.0		1,050.0		1,092.0	4.23 %
2026		2,027.2		—		12.0		1,575.0		3,614.2	3.72 %
2027		—		—		22.3		1,983.1		2,005.4	2.68 %
Thereafter		—		—		3.5		8,656.1		8,659.6	3.27 %
Totals	$	2,729.0	$	250.0	$	842.3	$	14,114.2	$	17,935.5	

(1) Commercial paper borrowings have matured and will mature between January 2023 and February 2023, while borrowings under the credit facility at December 31, 2022 are assumed to be repaid at the expiration in June 2026. As of December 31, 2022, we had $2.0 billion of outstanding borrowings under our revolving credit facility, comprised of Euro and Sterling borrowings, and $701.8 million of outstanding borrowings under our commercial paper programs, including €361.0 million of Euro-denominated borrowings.

(2) Excludes our January 2023 $1.0 billion multicurrency unsecured term loan maturing in January 2024, which includes two 12-month maturity extensions that can be exercised at the company's option.

(3) Excludes our January 2023 issuances of $500 million of senior unsecured notes due January 2026, which are callable at par on January 13, 2024, and $600 million of senior unsecured notes due March 2030, which are callable at par on January 15, 2030.

(4) The weighted average interest rates for 2023 exclude commercial paper and for 2026 exclude the credit facility.

Q4 2022 Supplemental Operating & Financial Data 10

Q4 2022 Supplemental Operating & Financial Data 11 Capitalization & Financial Ratios (dollars in thousands, except as otherwise noted) Cash on Hand $ 171,102 Availability under Credit Facility 2,222,760 Less: Commercial Paper Borrowings (701,800) $ 1,692,062 (5) Liquidity calculation excludes borrowings under the $1.5 billion U.S Dollar- denominated commercial paper program and $1.5 billion Euro-denominated commercial paper program as of December 31, 2022. We use our unsecured revolving credit facility as a liquidity backstop for the repayment of the notes issued under these programs. Principal Debt Balance Credit Facility and Commercial Paper $ 2,729,040 Unsecured Term Loan (1) 250,000 Senior Unsecured Notes and Bonds (2) 14,114,156 Mortgages Payable 842,343 Total Debt $ 17,935,539 Equity Shares/Units Stock Price Market Value Common Stock (NYSE: "O") 660,300,195 $ 63.43 $ 41,882,841 Common Units (3) 1,795,167 $ 63.43 $ 113,867 $ 41,996,708 Total Market Capitalization (4) $ 59,932,247 Debt/Total Market Capitalization (4) 29.9% (1) Excludes our January 2023 $1.0 billion multicurrency unsecured term loan maturing in January 2024, which includes two 12-month maturity extensions that can be exercised at the company's option. (2) Excludes our January 2023 issuances of $500 million of senior unsecured notes due January 2026, which are callable at par on January 13, 2024, and $600 million of senior unsecured notes due March 2030, which are callable at par on January 15, 2030. (3) Consists of common units issued by Realty Income Limited Partnership and held by third parties. (4) Our enterprise value was $59,761,145 (total market capitalization less cash and cash equivalents as of December 31, 2022). The percentage for debt to enterprise value is materially consistent with that presented for total market capitalization. Dividend Data 2022 2021 Year-over-Year Growth Rate Common Dividend Paid per Share $ 2.9670 $ 2.8330 4.7 % AFFO per Share (diluted) $ 3.92 $ 3.59 9.2 % AFFO Payout Ratio 75.7% 78.9 % Liquidity as of December 31, 2022 (5) Capitalization as of December 31, 2022 Capital Structure as of December 31, 2022 Common Stock 70.1% Debt 29.9%

Q4 2022 Supplemental Operating & Financial Data 12 Adjusted EBITDAre & Coverage Ratios (dollars in thousands) Reconciliation of Net Income to Adjusted EBITDAre and Pro Forma Adjusted EBITDAre (1) Three Months Ended December 31, 2022 Net income $ 228,336 Interest 131,290 Income taxes 9,381 Depreciation and amortization 438,174 Provisions for impairment 9,481 Merger and integration-related costs 903 Gain on sales of real estate (9,346) Foreign currency and derivative gains, net (2,692) Gain on settlement of foreign currency forwards 2,139 Equity in income of investment in unconsolidated entities 113 Quarterly Adjusted EBITDAre $ 807,779 Annualized Adjusted EBITDAre $ 3,231,116 Annualized Pro Forma Adjustment(2) $ 119,876 Annualized Pro Forma Adjusted EBITDAre $ 3,350,992 Total debt per the consolidated balance sheet, excluding deferred financing costs and net premiums and discounts $ 17,935,539 Less: Cash and cash equivalents (171,102) Net Debt $ 17,764,437 Net Debt/Annualized Adjusted EBITDAre 5.5x Net Debt/Annualized Pro Forma Adjusted EBITDAre 5.3x (1) Adjusted EBITDAre, Annualized Adjusted EBITDAre, Pro Forma Adjusted EBITDAre, Annualized Pro Forma Adjusted EBITDAre, Net Debt/Annualized Adjusted EBITDAre and Net Debt/Annualized Pro Forma Adjusted EBITDAre are non-GAAP financial measures. Please see the Glossary for our definitions of these terms and an explanation of how we utilize these metrics. (2) The Annualized Pro Forma Adjustment, which includes transaction accounting adjustments in accordance with U.S GAAP, consists of adjustments to incorporate Adjusted EBITDAre from properties we acquired or stabilized during the applicable quarter and removes Adjusted EBITDAre from properties we disposed of during the applicable quarter, giving pro forma effect to all transactions as if they occurred at the beginning of the applicable period. Our calculation includes all adjustments consistent with the requirements to present Adjusted EBITDAre on a pro forma basis in accordance with Article 11 of Regulation S-X. The annualized Pro Forma Adjustments are consistent with the debt service coverage ratio calculated under financial covenants for our senior unsecured notes. The Annualized Pro Forma Adjustments consist of $120.4 million from properties we acquired or stabilized during the quarter and removes $0.5 million from properties we disposed of during the quarter. Debt Service & Fixed Charge Coverage 5.6 5.6 5.5 5.5 5.2 Q4 2021 Q1 2022 Q2 2022 Q3 2022 Q4 2022 0.0 1.0 2.0 3.0 4.0 5.0 6.0 7.0

Q4 2022 Supplemental Operating & Financial Data 13 Debt Covenants The following is a summary of the key financial covenants for our senior unsecured notes and bonds, as defined and calculated per their terms. These calculations, which are not based on U.S. GAAP measurements, are presented to investors to show our ability to incur additional debt under the terms of our senior unsecured notes and bonds as well as to disclose our current compliance with such covenants, and are not measures of our liquidity or performance. Required Actuals Limitation on incurrence of total debt ≤ 60% of adjusted assets 40.3% Limitation on incurrence of secured debt ≤ 40% of adjusted assets 2.0% Debt service and fixed charge coverage (trailing 12 months) (1) ≥ 1.5x 5.2x Maintenance of total unencumbered assets ≥ 150% of unsecured debt 255.4% (1) Our debt service coverage ratio is calculated on a pro forma basis for the preceding four-quarter period on the assumptions that: (i) the incurrence of any Debt (as defined in the covenants) incurred by us since the first day of such four-quarter period and the application of the proceeds therefrom (including to refinance other Debt since the first day of such four-quarter period), (ii) the repayment or retirement of any of our Debt since the first day of such four-quarter period, and (iii) any acquisition or disposition by us of any asset or group since the first day of such four quarters had in each case occurred on January 1, 2022, and subject to certain additional adjustments. Such pro forma ratio has been prepared on the basis required by that debt service covenant, reflects various estimates and assumptions and is subject to other uncertainties, and therefore does not purport to reflect what our actual debt service coverage ratio would have been had transactions referred to in clauses (i), (ii) and (iii) of the preceding sentence occurred as of January 1, 2022, nor does it purport to reflect our debt service coverage ratio for any future period. As of December 31, 2022

Investment Summary

REALTY INCOME
The Monthly Dividend Company®

		Number of Properties		Investment ($ in millions)		Cash Rents ($ in millions)	Leasable Square Feet (in thousands)	Initial Weighted Average Cash Lease Yield [1]	Weighted Average Lease Term (Years)
Q1 2022	Acquisitions - U.S.	139	$	629.8	$	36.0	2,627	5.7%	15.0
	Acquisitions - Europe	21		794.2		40.0	2,772	5.5%	8.9
	Total acquisitions	160		1,424.0		76.0	5,399	5.6%	11.8
	Properties under development [2]	53		131.3		7.4	1,868	5.7%	17.3
	Total real estate investments	213	$	1,555.3	$	83.4	7,267	5.6%	12.3
	Approximately 26% of the annualized revenue generated by these investments is from our investment grade clients [4]								
Q2 2022	Acquisitions - U.S.	150	$	862.2	$	49.1	2,923	5.7%	13.0
	Acquisitions - Europe	30		677.0		37.1	2,620	5.8%	9.0
	Total acquisitions	180		1,539.2		86.2	5,543	5.7%	11.3
	Properties under development [2]	57		136.6		7.6	2,471	5.6%	14.4
	Total real estate investments	237	$	1,675.8	$	93.8	8,014	5.7%	11.5
	Approximately 39% of the annualized revenue generated by these investments is from our investment grade clients [4]								
Q3 2022	Acquisitions - U.S.	272	$	1,131.6	$	69.5	3,845	6.1%	16.5
	Acquisitions - Europe	27		587.4		35.3	3,512	6.2%	8.8
	Total acquisitions	299		1,719.0		104.8	7,357	6.2%	13.9
	Properties under development [2]	76		148.5		8.2	1,758	5.6%	15.1
	Total real estate investments	375	$	1,867.5	$	113.0	9,115	6.1%	14.0
	Approximately 27% of the annualized revenue generated by these investments is from our investment grade clients [4]								
Q4 2022	Acquisitions - U.S.	429	$	3,122.8	$	189.2	6,379	6.1%	22.8
	Acquisitions - Europe	16		382.7		26.6	2,275	7.1%	8.8
	Total acquisitions	445		3,505.5		215.8	8,654	6.2%	21.1
	Properties under development [2][3]	133		391.2		18.1	3,703	5.0%	13.9
	Total real estate investments	578	$	3,896.7	$	233.9	12,357	6.1%	20.5
	Approximately 14% of the annualized revenue generated by these investments is from our investment grade clients [4]								
YTD 2022	Acquisitions - U.S.	990	$	5,746.4	$	343.8	15,774	6.0%	19.3
	Acquisitions - Europe	94		2,441.3		139.0	11,179	6.0%	8.9
	Total acquisitions	1,084		8,187.7		482.8	26,953	6.0%	16.3
	Properties under development [2][3]	217		807.6		41.3	5,500	5.3%	15.0
	Total real estate investments	1,301	$	8,995.3	$	524.1	32,453	5.9%	16.2
	Approximately 23% of the annualized revenue generated by these investments is from our investment grade clients [4]								

[1] Initial weighted average cash lease yield is a supplemental operating measure. Please see the Glossary for our definition of this metric. Contractual net operating income used in the calculation of initial weighted average cash lease yield for the three months and year ended December 31, 2022 includes approximately $2.5 million and $10.5 million, respectively, received as settlement credits as reimbursement of free rent periods.

[2] Includes investments during the period in new development and development of existing properties. Cash rents noted reflect total cash rents to be received on this investment amount upon completion of the properties under development.

[3] The three months and year ended December 31, 2022 include £4.4 million relating to three U.K. development properties and £40.9 million relating to five U.K. development properties, respectively, converted at the applicable exchange rates on the funding dates.

[4] Please see the Glossary for our definition of investment grade clients.

Q4 2022 Supplemental Operating & Financial Data

14

Disposition Summary (dollars in thousands)

REALTY INCOME
The Monthly Dividend Company®

Disposition Summary

(dollars in thousands)

		Number of Properties		Net Book Value		Net Sales Proceeds	Net Cash Capitalization Rate [1]
Q1 2022	Occupied	3	$	2,844	$	3,132	8.9%
	Vacant	31		109,183		119,051	—
	Total real estate dispositions	34	$	112,027	$	122,183	

The unlevered internal rate of return on properties sold during the first quarter was 9.7% [2]

		Number of Properties		Net Book Value		Net Sales Proceeds	Net Cash Capitalization Rate [1]
Q2 2022	Occupied	6	$	34,569	$	65,916	5.7%
	Vacant	64		74,877		84,118	—
	Total real estate dispositions	70	$	109,446	$	150,034	

The unlevered internal rate of return on properties sold during the second quarter was 9.3% [2]

		Number of Properties		Net Book Value		Net Sales Proceeds	Net Cash Capitalization Rate [1]
Q3 2022	Occupied	7	$	72,940	$	112,173	6.8%
	Vacant	27		26,620		30,016	—
	Total real estate dispositions [3]	34	$	99,560	$	142,189	

The unlevered internal rate of return on properties sold during the third quarter was 12.8% [2] [3]

		Number of Properties		Net Book Value		Net Sales Proceeds	Net Cash Capitalization Rate [1]
Q4 2022	Occupied	—	$	—	$	—	—%
	Vacant	30		11,119		20,465	—
	Total real estate dispositions	30	$	11,119	$	20,465	

The unlevered internal rate of return on properties sold during the fourth quarter was 9.8% [2]

		Number of Properties		Net Book Value		Net Sales Proceeds	Net Cash Capitalization Rate [1]
YTD 2022	Occupied	16	$	110,353	$	181,221	6.5%
	Vacant	152		221,799		253,650	—
	Total real estate dispositions [3]	168	$	332,152	$	434,871	

The unlevered internal rate of return on properties sold during 2022 was 10.8% [2] [3]

[1] Net cash capitalization rate is a supplemental operating measure. Please see the Glossary for our definition of this metric.

[2] Excludes properties disposed from the legacy VEREIT portfolio.

[3] Dispositions excludes our proportionate share of net proceeds from the disposition of properties by our unconsolidated industrial partnerships during the three months ended September 30, 2022.

Q4 2022 Supplemental Operating & Financial Data 15

Development Pipeline (dollars in thousands)

REALTY INCOME
The Monthly Dividend Company®

As of December 31, 2022

Retail

	Number of Properties		Investment to Date		Estimated Remaining Investment		Total Commitment		Percent Funded	Percent Leased [1]
New development [2]	192	$	154,700	$	513,783	$	668,483	[3]	23 %	100 %
Development of existing properties	6		4,859		7,237		12,096		40 %	94 %
	198	$	159,559	$	521,020	$	680,579		23 %	

Non-Retail

	Number of Properties		Investment to Date		Estimated Remaining Investment		Total Commitment	Percent Funded	Percent Leased [1]
New development [2]	15	$	76,811	$	85,305	$	162,116	47 %	100 %
Development of existing properties	—		—		—		—	— %	— %
	15	$	76,811	$	85,305	$	162,116	47 %	

Total

	Number of Properties		Investment to Date		Estimated Remaining Investment		Total Commitment		Percent Funded	Percent Leased [1]
New development [2]	207	$	231,511	$	599,088	$	830,599	[3]	28 %	100 %
Development of existing properties	6		4,859		7,237		12,096		40 %	94 %
	213	$	236,370	$	606,325	$	842,695		28 %	

[1] Estimated rental revenue commencement dates on properties under development are between January 2023 and August 2024.

[2] Includes build-to-suit developments and forward take-out commitments on development properties with leases in place.

[3] Includes three U.K. build-to-suit developments totaling £43.0 million.

Q4 2022 Supplemental Operating & Financial Data

16

Client Diversification

REALTY INCOME
The Monthly Dividend Company®

Our Top 20 Clients

Our 20 largest clients based on percentage of total portfolio annualized contractual rent, which does not give effect to deferred rent, at December 31, 2022, include the following:

Ranking	Client	Number of Leases	Percentage of Total Portfolio Annualized Contractual Rent [1]	Investment Grade Ratings (S&P/Moody's/Fitch)
1	Dollar General	1,518	4.0%	BBB/Baa2/-
2	Walgreens	342	3.6	BBB/Baa2/-
3	7-Eleven	632	3.5	A/Baa2/-
4	Dollar Tree / Family Dollar	1,092	3.3	BBB/Baa2/-
5	Wynn Resorts	1	2.9	—
6	FedEx	80	2.6	BBB/Baa2/-
7	LA Fitness	76	2.1	—
8	Sainsbury's	28	1.8	—
9	BJ's Wholesale Clubs	33	1.8	—
10	B&Q (Kingfisher)	37	1.7	BBB/Baa2/BBB
11	CVS Pharmacy	183	1.6	BBB/Baa2/-
12	Lifetime Fitness	21	1.6	—
13	Wal-Mart / Sam's Club	66	1.6	AA/Aa2/AA
14	AMC Theaters	35	1.5	—
15	Tractor Supply	171	1.4	BBB/Baa1/-
16	Red Lobster	200	1.4	—
17	Regal Cinemas (Cineworld)	41	1.4	—
18	Tesco	17	1.3	BBB-/Baa3/BBB-
19	Home Depot	29	1.1	A/A2/A
20	Kroger	32	1.0	BBB/Baa1/-
	Total	4,634	40.9%	

Weighted Average EBITDAR/Rent Ratio on Retail Properties 2.9x [2]
Median EBITDAR/Rent Ratio on Retail Properties 2.8x [2]

[1] Amounts for each client are calculated independently; therefore, the individual percentages may not sum to the total.
[2] Based on an analysis of the most recently provided information from all retail clients that provide such information. We do not independently verify the information we receive from our retail clients.

Our Investment Grade Clients [3]

Number of Leases	5,912
Percentage of Total Portfolio Annualized Contractual Rent	40.9%



33.2%
48.7%
10.4%
7.7%
Investment Grade, Retail
Non-Investment Grade or Non-Rated, Retail
Investment Grade, Non-Retail
Non-Investment Grade or Non-Rated, Non-Retail

[3] Please see the Glossary for our definition of investment grade clients.

Q4 2022 Supplemental Operating & Financial Data 17

Q4 2022 Supplemental Operating & Financial Data 18 (1)Top 10 Industries Percentage of Total Portfolio Annualized Contractual Rent As of Dec 31, Dec 31, Dec 31, Dec 31, Dec 31, 2022 2021 2020 2019 2018 Grocery stores 10.0% 10.2% 9.8% 7.9% 5.0% Convenience stores 8.6 9.1 11.9 12.3 12.6 Dollar stores 7.4 7.5 7.6 7.9 7.3 Restaurants - quick service 6.0 6.6 5.3 5.8 6.3 Drug stores 5.7 6.6 8.2 8.8 9.4 Home improvement 5.6 5.1 4.3 2.9 2.8 Restaurants - casual dining 5.1 5.9 2.8 3.2 3.3 Health and fitness 4.4 4.7 6.7 7.0 7.1 Automotive service 4.0 3.2 2.7 2.6 2.2 General merchandise 3.7 3.7 3.4 2.5 2.1 (1) The presentation of Top 10 Industries combines total portfolio contractual rent from the U.S. and Europe. Europe consists of properties in the U.K., starting in May 2019, and Spain, starting in September 2021, and in Italy, starting in October 2022. Certain of the Top 10 Industries include both U.S. and Europe percentages for which the Europe percentages are included in the 'Europe- other' classification in the Industry Diversification table beginning on page 19.

Q4 2022 Supplemental Operating & Financial Data 19 Percentage of Total Portfolio Annualized Contractual Rent As of Dec 31, Dec 31, Dec 31, Dec 31, Dec 31, 2022 2021 2020 2019 2018 United States Aerospace 0.4% 0.4% 0.6% 0.8% 0.9% Apparel stores 1.4 1.5 1.3 1.1 1.2 Automotive collision services 0.9 1.0 1.1 1.0 0.9 Automotive parts 1.3 1.5 1.6 1.6 1.7 Automotive service 4.0 3.2 2.7 2.6 2.3 Automotive tire services 1.5 1.8 2.0 2.1 2.3 Beverages 1.0 1.3 2.1 2.0 2.4 Child care 1.4 1.5 2.1 2.1 2.2 Consumer electronics 0.6 0.6 0.3 0.3 0.3 Consumer goods 0.6 0.7 0.6 0.6 0.7 Convenience stores 8.6 9.1 11.9 12.3 12.6 Crafts and novelties 0.9 1.0 0.9 0.6 0.6 Diversified industrial 0.8 1.0 0.8 0.7 0.8 Dollar stores 7.4 7.5 7.6 7.9 7.3 Drug stores 5.6 6.6 8.2 8.8 9.4 Education 0.2 0.1 0.2 0.2 0.3 Energy 0.3 0.4 — — — Entertainment 0.8 0.8 0.3 0.3 0.3 Equipment services 0.3 0.3 0.3 0.4 0.4 Financial services 1.8 2.0 1.8 2.0 2.4 Food processing 0.4 0.7 0.7 0.7 0.5 Gaming 2.9 — — — — General merchandise 3.2 3.5 3.4 2.5 2.1 Grocery stores 4.7 4.9 4.9 5.2 5.0 Health and fitness 4.4 4.7 6.7 7.0 7.1 Health care 3.0 1.9 1.5 1.6 1.6 Home furnishings 2.1 2.2 0.7 0.8 0.8 Home improvement 3.5 3.1 3.1 2.9 2.8 Industry Diversification

Q4 2022 Supplemental Operating & Financial Data 20 Percentage of Total Portfolio Annualized Contractual Rent As of Dec 31, Dec 31, Dec 31, Dec 31, Dec 31, 2022 2021 2020 2019 2018 Motor vehicle dealerships 1.4 1.3 1.6 1.6 1.8 Other manufacturing 0.5 0.5 0.4 0.6 0.7 Packaging 0.5 0.6 0.9 0.8 1.0 Pet supplies and services 1.0 0.9 0.7 0.7 0.5 Restaurants - casual dining 5.1 5.9 2.8 3.2 3.3 Restaurants - quick service 5.8 6.5 5.3 5.8 6.3 Sporting goods 1.3 1.5 0.7 0.8 0.9 Theaters 2.9 3.4 5.6 6.1 5.3 Transportation services 2.9 3.4 3.9 4.3 5.0 Wholesale clubs 2.3 2.5 2.4 2.5 2.9 Other 1.4 1.7 2.1 2.8 3.4 Total United States 89.1% 91.5% 93.8% 97.3% 100% Europe (1) General merchandise 0.5% 0.2% —% —% —% Grocery stores 5.3 5.3 4.9 2.7 — Home improvement 2.1 2.0 1.2 — — Sporting goods 0.4 * — — — Wholesale clubs 0.4 — — — — Other 2.2 1.0 0.1 * — Total Europe 10.9% 8.5% 6.2% 2.7% —% Totals 100.0% 100.0% 100.0% 100.0% 100.0% * Less than 0.1% (1) Europe consists of properties in the U.K., starting in May 2019, in Spain, starting in September 2021, and in Italy, starting in October 2022. Industry Diversification (Cont'd)

Q4 2022 Supplemental Operating & Financial Data 21 Geographic Diversification Balanced presence in 50 states, Puerto Rico, the United Kingdom, Spain and Italy. Top Ten Regions Based on Total Portfolio Annualized Contractual Rent Texas 10.4% United Kingdom 9.5% California 5.8% Illinois 5.2% Florida 5.1% Ohio 4.2% Massachusetts 4.2% Georgia 3.5% North Carolina 3.0% New York 2.9% 1.9% 0.1% 2.0% 1.0% 5.8% 1.4% 0.4% 0.1% 5.1% 3.5% 0.2% 0.1% 5.2% 2.6% 0.9% 1.1% 1.7% 2.0% 0.5% 1.2% 4.2% 2.7% 1.8% 1.3% 1.9% 0.1% 0.4% 1.0% 0.3% 1.6% 0.6% 2.9% 3.0% 0.2% 4.2% 1.6% 0.4% 2.5% 0.1% 1.9% 0.2% 2.5% 10.4% 0.5% 0.1% 2.5% 0.9% 0.4% 1.9% 0.1% 0.1% 9.5% 1.0% 0.4% Puerto Rico Spain United Kingdom Italy As of December 31, 2022

Q4 2022 Supplemental Operating & Financial Data 22 Property Type Composition (dollars in thousands) Property Type Number of Properties Approximate Leasable Square Feet (1) Total Portfolio Annualized Contractual Rent as of December 31, 2022 Percentage of Total Portfolio Annualized Contractual Rent as of December 31, 2022 Percentage of Annualized Contractual Rent from Our Investment Grade Clients (2) Retail 11,872 154,779,800 $ 2,794,814 81.9% 40.5 % Industrial 327 76,546,800 453,571 13.3 57.1 Gaming 1 3,096,700 100,000 2.9 — Other (3) 37 2,422,100 64,673 1.9 5.3 Totals 12,237 236,845,400 $ 3,413,058 100.0% 40.9% (1) Includes leasable building square footage. Excludes 2,962 acres of leased land categorized as agriculture at December 31, 2022. (2) Please see the Glossary for our definition of investment grade clients. (3) "Other" includes 27 properties classified as agriculture, consisting of approximately 272,400 leasable square feet and $37.4 million in annualized contractual rent and ten properties classified as office, consisting of approximately 2.1 million leasable square feet and $27.3 million in annualized contractual rent. Retail 81.9% Industrial 13.3% Gaming 2.9% Other 1.9% (3)

Same Store Rental Revenue [1]

(dollars in thousands)

REALTY INCOME
The Monthly Dividend Company®

Q4 2022

Same Store Rental Revenue

Number of properties	9,615
Square footage	167,391,055
Q4 2022	$ 607,986
Q4 2021	$ 608,223
Decrease (in dollars)	$ (237)
Change (percent)	— %

Top 3 Industries Contributing to the Change [2]

Industry	Three Months Ended December 31, 2022	Three Months Ended December 31, 2021	Net Change	% Change by Industry
Theaters	$ 12,867	$ 22,502	$ (9,635)	(42.8)%
Restaurants-Quick Service	43,795	41,862	1,933	4.6 %
Health and Fitness	33,733	31,874	1,859	5.8 %

2022

Same Store Rental Revenue

Number of properties	9,615
Square footage	167,391,055
YTD 2022	$ 2,453,030
YTD 2021	$ 2,410,302
Increase (in dollars)	$ 42,728
Increase (percent)	1.8 %

Top 3 Industries Contributing to the Change [2]

Industry	Year Ended December 31, 2022	Year Ended December 31, 2021	Net Change	% Change by Industry
Theaters	$ 92,575	$ 84,291	$ 8,284	9.8 %
Health and Fitness	134,023	126,556	7,467	5.9 %
Restaurants-Quick Service	173,997	169,776	4,221	2.5 %

For purposes of comparability, same store rental revenue is presented on a constant currency basis using the applicable exchange rate as of December 31, 2022 of 1.20 GBP/USD. None of the properties in Spain or Italy met our same store pool definition for the periods presented.

Our calculation of same store rental revenue includes rent deferred for future payment as a result of lease concessions we granted in response to the COVID-19 pandemic and recognized under the practical expedient provided by the Financial Accounting Standards Board (FASB). Our calculation of same store rental revenue also includes uncollected rent for which we have not granted a lease concession. If these applicable amounts of rent deferrals and uncollected rent were excluded from our calculation of same store rental revenue, the increases for the three months and year ended December 31, 2022 relative to the comparable period for 2021 would have been 1.6% and 2.3%, respectively.

Rental Revenue for All Properties Owned [3]

Number of properties	9,923
2022	$ 2,520,116
2021	2,471,872
Increase (in dollars)	$ 48,244
Increase (percent)	2.0 %

[1] Please see the Glossary to see our definitions of the Same Store Pool and Same Store Rental Revenue. Beginning with the first quarter of 2022, properties acquired through the merger with VEREIT were considered under each element of our Same Store Pool criterion, except for the requirement that the property be owned for the full comparative period. If the property was owned by VEREIT for the full comparative period and each of the other criteria were met, the property was included in our Same Store Pool.

[2] Top 3 industry contributors are based on absolute value of net change period over period.

[3] Includes revenue generated from all properties owned continuously from January 1, 2021 through December 31, 2022, and includes rental revenue from VEREIT properties, which were not included in our financial statements prior to the close of the merger on November 1, 2021.

Q4 2022 Supplemental Operating & Financial Data

23

Same Store Rental Revenue (1) (Cont'd) (dollars in thousands)

REALTY INCOME The Monthly Dividend Company®

Same Store Rental Revenue by Property Type

Property Type	Q4 2022 Three Months Ended December 31, 2022	Q4 2022 Three Months Ended December 31, 2021	Net Change	% Change by Property Type	2022 Year Ended December 31, 2022	2022 Year Ended December 31, 2021	Net Change	% Change Property
Retail	$ 513,236	$ 514,425	$ (1,189)	(0.2)%	$ 2,075,709	$ 2,037,611	$ 38,098	1.9 %
Industrial	84,643	83,768	875	1.0 %	337,045	332,729	4,316	1.3 %
Other [2]	10,107	10,030	77	0.8 %	40,276	39,962	314	0.8 %
Total	$ 607,986	$ 608,223	$ (237)	— %	$ 2,453,030	$ 2,410,302	$ 42,728	1.8 %

Reconciliation of Same Store Rental Revenue to Rental Revenue (including reimbursable)

	Three Months Ended December 31, 2022	Three Months Ended December 31, 2021	Year Ended December 31, 2022	Year Ended December 31, 2021
Same store rental revenue	$ 607,986	$ 608,223	$ 2,453,030	$ 2,410,302
Constant currency adjustment [3]	(2,381)	5,271	4,385	18,437
Straight-line rent and other non-cash adjustments	5,795	7,043	20,778	20,711
Contractually obligated reimbursements by our clients	55,830	43,945	184,780	175,235
Revenue from excluded properties [4]	202,602	109,957	625,474	399,096
Other excluded revenue [5]	3,514	3,388	11,210	10,551
VEREIT rental revenue [6]	—	(98,827)	—	(969,374)
Rental revenue (including reimbursable)	$ 873,346	$ 679,000	$ 3,299,657	$ 2,064,958

(1) Please see the Glossary to see our definitions of the Same Store Pool and Same Store Rental Revenue. Beginning with the first quarter of 2022, properties acquired through the merger with VEREIT were considered under each element of our Same Store Pool criterion, except for the requirement that the property be owned for the full comparative period. If the property was owned by VEREIT for the full comparative period and each of the other criteria were met, the property was included in our Same Store Pool.

(2) "Other" includes properties classified as office and agriculture.

(3) For purposes of comparability, same store rental revenue is presented on a constant currency basis using the applicable exchange rate as of December 31, 2022 of 1.20 GBP/USD. None of the properties in Spain or Italy met our same store pool definition for the periods presented.

(4) Please see the Glossary for our definition of Same Store Pool.

(5) "Other excluded revenue" primarily consists of reimbursements for tenant improvements and rental revenue that is not contractual base rent such as lease termination settlements.

(6) Amounts for the three months and year ended December 31, 2021 represent rental revenue from VEREIT properties, which were not included in our financial statements prior to the close of the merger on November 1, 2021.

Q4 2022 Supplemental Operating & Financial Data 24

Occupancy as of December 31, 2022 (dollars in thousands)

REALTY INCOME
The Monthly Dividend Company®

By Property

Occupied properties	12,111
Total properties	12,237
Occupancy [(1)]	99.0 %

By Square Footage

Occupied square footage	234,593,723
Total square footage	236,845,409
Occupancy	99.0 %

By Rental Revenue (Economic Occupancy)

Quarterly cash rental revenue [(2)]	$	812,660
Quarterly cash vacant rental revenue [(3)]	$	6,566
Occupancy		99.2 %

Change in Occupancy

Vacant properties at 9/30/2022		131
Lease expirations [(4)]	+	185
Leasing activity [(5)]	-	160
Vacant dispositions [(6)]	-	30
Vacant properties at 12/31/2022		126

(1) Excludes properties with ancillary leases only, such as cell towers and billboards.

(2) Does not include reserves and reserve reversals recorded as adjustments to rental revenue.

(3) Based on contractual monthly rental revenue received immediately preceding the date of vacancy.

(4) Includes scheduled and unscheduled expirations (including leases rejected in bankruptcy), as well as future expirations resolved in the periods indicated above.

(5) Excludes 14 minority unit leases with no property-level vacancy impact. See page 26 for additional detail on re-leasing activity.

(6) Includes 26 properties vacant at the beginning of the quarter.

Occupancy by Number of Properties



99.0%
98.0%
97.0%
96.0%
95.0%
94.0%
93.0%
92.0%
91.0%
90.0%
97.9%
98.0%
98.5%
98.8%
98.5%
98.6%
98.9%
98.9%
99.0%
Q4 2020
Q1 2021
Q2 2021
Q3 2021
Q4 2021
Q1 2022
Q2 2022
Q3 2022
Q4 2022

Q4 2022 Supplemental Operating & Financial Data 25

Q4 2022 Supplemental Operating & Financial Data 26 Leasing Activity (dollars in thousands) Q4 2022 Re-leased to New Client Re-leased to Without After a Period Re-leasing Same Client Vacancy of Vacancy Totals Prior cash rents $ 36,301 $ 482 $ 931 $ 37,714 New cash rents* $ 37,144 $ 786 $ 1,227 $ 39,157 Recapture rate 102.3% 163.1% 131.8% 103.8 % Number of leases 161 6 7 174 Average months vacant — — 12.0 0.7 Lease incentives (1) $ — $ — $ 274 $ 274 *Percentage of Total Portfolio Annualized Contractual Rent: 1.1% (1) Lease incentives are defined as capital outlays made on behalf of a client that are specific to the client's use and benefit, and are not capitalized as improvements to the property. 2022 Re-leased to New Client Re-leased to Without After a Period Re-leasing Same Client Vacancy of Vacancy Totals Prior cash rents $ 125,044 $ 2,452 $ 4,438 $ 131,934 New cash rents* $ 130,939 $ 3,171 $ 5,613 $ 139,723 Recapture rate 104.7% 129.3% 126.5% 105.9 % Number of leases 605 18 32 655 Average months vacant — — 14.3 0.6 Lease incentives (1) $ — $ — $ 409 $ 409 *Percentage of Total Portfolio Annualized Contractual Rent: 4.1 % Allocation Based on Number of Leases QTD 93% 7% Same Client New Client YTD 92% 8% Same Client New Client

Lease Expirations (dollars in thousands)

REALTY INCOME
The Monthly Dividend Company®

Our leases have a weighted average remaining lease term of approximately 9.5 years.

Total Portfolio [1][2]

Year	Expiring Leases Retail	Expiring Leases Non-Retail	Approx. Leasable Sq. Feet	Total Portfolio Annualized Contractual Rent as of December 31, 2022	Percentage of Total Portfolio Annualized Contractual Rent
2023	557	17	6,091,100	$ 92,628	2.7 %
2024	696	34	13,537,600	156,461	4.6
2025	884	36	14,190,300	201,949	5.9
2026	812	32	16,381,600	190,641	5.6
2027	1,384	35	21,660,500	276,431	8.1
2028	1,271	46	24,838,000	289,822	8.5
2029	906	20	19,119,100	233,775	6.8
2030	554	20	15,237,800	174,428	5.1
2031	493	35	20,798,900	238,610	7.0
2032	934	23	14,581,900	233,886	6.9
2033	587	15	14,296,200	174,091	5.1
2034	546	7	10,288,200	209,296	6.1
2035	419	3	4,806,400	106,739	3.1
2036	413	8	7,174,800	131,904	3.9
2037	468	8	8,320,400	128,608	3.8
2038-2143	1,483	51	23,270,900	573,789	16.8
Totals	12,407	390	234,593,700	$ 3,413,058	100.0 %

[1] This table sets forth the timing of remaining lease term expirations in our portfolio (excluding rights to extend a lease at the option of the client) and their contributions to annualized contractual rent as of December 31, 2022. Leases on our multi-client properties are counted separately in the table above. This table excludes 181 vacant units.

[2] Of the 12,797 in-place leases in the portfolio, which excludes 181 vacant units, 10,835 or 84.7% were under leases that provide for increases in rents through: base rent increases tied to inflation (typically subject to ceilings), percentage rent based on a percentage of the clients' gross sales, fixed increases, or a combination of two or more of the aforementioned rent provisions.

Q4 2022 Supplemental Operating & Financial Data 27

Q4 2022 Supplemental Operating & Financial Data 28 Earnings Guidance Summarized below are approximate estimates of the key components of our 2023 earnings guidance: 2023 Guidance Net income per share $1.20 to $1.32 Real estate depreciation and impairments per share $2.84 Other adjustments per share (1) $(0.03) Normalized FFO per share (2) $4.01 to $4.13 AFFO per share (2) $3.93 to $4.03 Same store rent growth Over 1.25% Occupancy Over 98% Cash G&A expenses (% of revenues) (3)(4) 3.0% - 3.5% Property expenses (non-reimbursable) (% of revenues) (3) 1.0% - 1.5% Income tax expenses $55 to $65 million Acquisition volume Over $5.0 billion (1) Includes merger and integration-related costs and our proportionate share of adjustments for unconsolidated entities. (2) Normalized FFO per share and AFFO per share exclude merger and integration-related costs associated with our merger with VEREIT. (3) Revenue excludes contractually obligated reimbursements by our clients. Cash G&A expenses excludes stock-based compensation expense. (4) G&A expenses inclusive of stock-based compensation expense as a percentage of rental revenue, excluding reimbursements, is expected to be approximately 3.7% - 4.2% in 2023. This presentation contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended. When used in this presentation, the words “estimated,” “anticipated,” “expect,” “believe,” “intend,” “continue,” “should,” “may,” “likely,” “plans,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements include discussions of our business and portfolio (including our growth strategies and our intention to acquire or dispose of additional properties and the timing of these acquisitions and dispositions), re-lease, re-development and speculative development of properties and expenditures related thereto; future operations and results; the announcement of operating results, strategy, plans, guidance, and the intentions of management; and trends in our business, including trends in the market for long-term net leases of freestanding, single-client properties. Forward-looking statements are subject to risks, uncertainties, and assumptions about us, which may cause our actual future results to differ materially from expected results. Some of the factors that could cause actual results to differ materially are, among others, our continued qualification as a real estate investment trust; general domestic and foreign business and economic or financial conditions; competition; fluctuating interest and currency rates; inflation and its impact to our clients and us; access to debt and equity capital markets and other sources of funding; continued volatility and uncertainty in the credit markets and broader financial markets; other risks inherent in the real estate business including our clients' defaults under leases, increased client bankruptcies, potential liability relating to environmental matters, illiquidity of real estate investments, and potential damages from natural disasters; impairments in the value of our real estate assets; changes in domestic and foreign income tax laws and rates; our client’s solvency; property ownership through joint ventures and partnerships which may limit control of the underlying investments; the continued evolution of the COVID-19 pandemic or future epidemics or pandemics, the measures taken to limit their spread, and the impacts on us, our business, our clients (including those in the theater and fitness industries), or the economy generally; the loss of key personnel; the outcome of any legal proceedings to which we are a party or which may occur in the future; acts of terrorism and war; any effects of uncertainties regarding whether the anticipated benefits or results of our merger with VEREIT, Inc will be achieved; and those additional risks and factors discussed in our reports filed with the U.S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements. Those forward-looking statements are not guarantees of future plans and performance and speak only as of the date of this press release. Actual plans and operating results may differ materially from what is expressed or forecasted in this press release. Realty Income does not undertake any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date these statements were made.

Analyst Coverage

REALTY INCOME
The Monthly Dividend Company®

Equity Research

Baird	Wes Golladay	wgolladay@rwbaird.com	(216) 737-7510
Bank of America Securities	Joshua Dennerlein	joshua.dennerlein@bofa.com	(646) 855-1681
BNP Paribas Exane	Nate Crossett	nate.crossett@exanebnpparibas.com	(646) 725-3716
BTIG	Michael Gorman	mgorman@btig.com	(212) 738-6138
Citigroup	Nicholas Joseph	nicholas.joseph@citi.com	(212) 816-1909
Credit Suisse	Tayo Okusanya	tayo.okusanya@credit-suisse.com	(212) 325-1402
Edward Jones	James Shanahan	jim.shanahan@edwardjones.com	(314) 515-5292
Goldman Sachs	Caitlin Burrows	caitlin.burrows@gs.com	(212) 902-4736
Green Street	Spenser Allaway	sallaway@greenstreetadvisors.com	(949) 640-8780
Janney Montgomery Scott	Robert Stevenson	robstevenson@janney.com	(646) 840-3217
Jefferies	Linda Tsai	ltsai@jefferies.com	(212) 778-8011
J.P. Morgan	Anthony Paolone	anthony.paolone@jpmorgan.com	(212) 622-6682
Ladenburg Thalmann	John Massocca	jmassocca@ladenburg.com	(212) 409-2543
Mizuho	Haendel St. Juste	haendel.st.juste@us.mizuho-sc.com	(212) 205-7860
Morgan Stanley	Ronald Kamdem	ronald.kamdem@morganstanley.com	(212) 269-8319
Raymond James	RJ Milligan	rjmilligan@raymondjames.com	(727) 567-2585
RBC Capital Markets	Brad Heffern	brad.heffern@rbccm.com	(512) 708-6311
Scotiabank	Greg McGinniss	greg.mcginniss@scotiabank.com	(212) 225-6906
Stifel	Simon Yarmak	yarmaks@stifel.com	(443) 224-1345
UBS	Michael Goldsmith	michael.goldsmith@ubs.com	(212) 713-2951
Wolfe Research	Andrew Rosivach	arosivach@wolferesearch.com	(646) 582-9250

Realty Income is covered by the analysts at the firms listed above. This list may not be complete and is subject to change. Please note that any opinions, estimates or forecasts regarding Realty Income's performance made by these analysts are theirs alone and do not represent opinions, estimates or forecasts of Realty Income or its management. Realty Income does not by its reference above or distribution imply, and expressly disclaims, any endorsement of or concurrence with any information, estimates, forecasts, opinions, conclusions or recommendations provided by analysts.

Q4 2022 Supplemental Operating & Financial Data 29

Q4 2022 Supplemental Operating & Financial Data 30 Glossary Adjusted EBITDAre. The National Association of Real Estate Investment Trusts (Nareit) established an EBITDA metric for real estate companies (i.e., EBITDA for real estate, or EBITDAre) it believed would provide investors with a consistent measure to help make investment decisions among certain REITs. Our definition of “Adjusted EBITDAre” is generally consistent with the Nareit definition, other than our adjustment to remove foreign currency and derivative gain and loss, excluding the gain and loss from the settlement of foreign currency forwards not designated as hedges (which is consistent with our previous calculations of "Adjusted EBITDAre"). We define Adjusted EBITDAre, a non-GAAP financial measure, for the most recent quarter as earnings (net income) before (i) interest expense, including non-cash loss (gain) on swaps, (ii) income and franchise taxes, (iii) loss on extinguishment of debt, (iv) real estate depreciation and amortization, (v) provisions for impairment, (vi) merger and integration-related costs, (vii) gain on sales of real estate, (viii) foreign currency and derivative gain and loss, net, (ix) gain on settlement of foreign currency forwards, and (x) equity in income of investment in unconsolidated entities. Our Adjusted EBITDAre may not be comparable to Adjusted EBITDAre reported by other companies or as defined by Nareit, and other companies may interpret or define Adjusted EBITDAre differently than we do. Management believes Adjusted EBITDAre to be a meaningful measure of a REIT’s performance because it provides a view of our operating performance, analyzes our ability to meet interest payment obligations before the effects of income tax, depreciation and amortization expense, provisions for impairment, gain on sales of real estate and other items, as defined above, that affect comparability, including the removal of non-recurring and non-cash items that industry observers believe are less relevant to evaluating the operating performance of a company. In addition, EBITDAre is widely followed by industry analysts, lenders, investors, rating agencies, and others as a means of evaluating the operational cash generating capacity of a company prior to servicing debt obligations. Management also believes the use of an annualized quarterly Adjusted EBITDAre metric is meaningful because it represents our current earnings run rate for the period presented. The ratio of our total debt to our annualized quarterly Adjusted EBITDAre is also used to determine vesting of performance share awards granted to our executive officers. Adjusted EBITDAre should be considered along with, but not as an alternative to, net income as a measure of our operating performance. Adjusted Funds From Operations (AFFO), a non-GAAP financial measure, is defined as FFO adjusted for unique revenue and expense items, which we believe are not as pertinent to the measurement of our ongoing operating performance. Most companies in our industry use a similar measurement to AFFO, but they may use the term "CAD" (for Cash Available for Distribution) or "FAD" (for Funds Available for Distribution). We believe AFFO provides useful information to investors because it is a widely accepted industry measure of the operating performance of real estate companies that is used by industry analysts and investors who look at and compare those companies. In particular, AFFO provides an additional measure to compare the operating performance of different REITs without having to account for differing depreciation assumptions and other unique revenue and expense items which are not pertinent to measuring a particular company’s ongoing operating performance. Therefore, we believe that AFFO is an appropriate supplemental performance metric, and that the most appropriate GAAP performance metric to which AFFO should be reconciled is net income available to common stockholders. Annualized Adjusted EBITDAre, a non-GAAP financial measure, is calculated by annualizing Adjusted EBITDAre. Annualized Pro Forma Adjusted EBITDAre, a non-GAAP financial measure, is defined as Adjusted EBITDAre, which includes transaction accounting adjustments in accordance with U.S. GAAP, consists of adjustments to incorporate Adjusted EBITDAre from properties we acquired or stabilized during the applicable quarter and removes Adjusted EBITDAre from properties we disposed of during the applicable quarter, giving pro forma effect to all transactions as if they occurred at the beginning of the applicable quarter. Our calculation includes all adjustments consistent with the requirements to present Adjusted EBITDAre on a pro forma basis in accordance with Article 11 of Regulation S-X. The annualized pro forma adjustments are consistent with the debt service coverage ratio calculated under financial covenants for our senior unsecured notes and bonds. See page 13 for further information regarding our debt covenants.

Q4 2022 Supplemental Operating & Financial Data 31 Glossary (Cont'd) Funds From Operations (FFO), a non-GAAP financial measure, consistent with the Nareit definition, is net income available to common stockholders, plus depreciation and amortization of real estate assets, plus provisions for impairments of depreciable real estate assets, and reduced by gain on property sales. Presentation of the information regarding FFO and AFFO (described on pages 5 and 6) is intended to assist the reader in comparing the operating performance of different REITs, although it should be noted that not all REITs calculate FFO and AFFO in the same way, so comparisons with other REITs may not be meaningful. FFO and AFFO should not be considered alternatives to reviewing our cash flows from operating, investing, and financing activities. In addition, FFO and AFFO should not be considered measures of liquidity, of our ability to make cash distributions, or of our ability to pay interest payments. We consider FFO to be an appropriate supplemental measure of a REIT’s operating performance as it is based on a net income analysis of property portfolio performance that adds back items such as depreciation and impairments for FFO. The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time. Since real estate values historically rise and fall with market conditions, presentations of operating results for a REIT using historical accounting for depreciation could be less informative. The use of FFO is recommended by the REIT industry as a supplemental performance measure. In addition, FFO is used as a measure of our compliance with the financial covenants of our credit facility. Initial Weighted Average Cash Lease Yield (acquisitions) is computed as contractual cash net operating income for the first twelve months following the acquisition date, divided by the total cost of the property (including all expenses borne by us). Investment Grade Clients are our clients with a credit rating, and our clients that are subsidiaries or affiliates of companies with a credit rating, as of the balance sheet date, of Baa3/BBB- or higher from one of the three major rating agencies (Moody’s/S&P/Fitch). Net Cash Capitalization Rates (dispositions) are computed as annualized current month contractual cash net operating income, divided by the net proceeds received upon sale of the property (including all expenses borne by us). Net Debt/Annualized Adjusted EBITDAre, a ratio used by management as a measure of leverage, is calculated as net debt (which we define as total debt per our consolidated balance sheet, excluding deferred financing costs and net premiums and discounts, less cash and cash equivalents), divided by Annualized Adjusted EBITDAre. Net Debt/Annualized Pro Forma Adjusted EBITDAre, a ratio used by management as a measure of leverage, is calculated as net debt (which we define as total debt per our consolidated balance sheet, excluding deferred financing costs and net premiums and discounts, less cash and cash equivalents), divided by Annualized Pro Forma Adjusted EBITDAre. Normalized Funds from Operations Available to Common Stockholders (Normalized FFO), a non-GAAP financial measure, is FFO excluding merger and integration-related costs associated with our merger with VEREIT. Same Store Pool, for purposes of determining the properties used to calculate our same store rental revenue, includes all properties that we owned for the entire year-to-date period, for both the current and prior year except for properties during the current or prior year that were: (i) vacant at any time, (ii) under development or redevelopment, or (iii) involved in eminent domain and rent was reduced. Same Store Rental Revenue excludes straight-line rent, the amortization of above-and below-market leases, and reimbursements from clients for recoverable real estate taxes and operating expenses. For purposes of comparability, same store rental revenue is presented on a constant currency basis by applying the exchange rate as of the balance sheet date to base currency rental revenue. Total Portfolio Annualized Contractual Rent is the monthly aggregate cash amount charged to clients, inclusive of monthly base rent receivables, as of the balance sheet date, multiplied by 12, excluding percentage rent. We believe total portfolio annualized contractual rent is a useful supplemental operating measure, as it excludes properties that were no longer owned at the balance sheet date and includes the annualized rent from properties acquired during the quarter. Total portfolio annualized contractual rent has not been reduced to reflect reserves recorded as reductions to GAAP rental revenue in the periods presented. Total portfolio annualized contractual rent excludes unconsolidated entities.